UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_____________

February 20, 2006

Date of Report (Date of earliest event reported)

FORTUNA GAMING CORP.

(Exact name of registrant as specified in its charter)

NEVADA	98-0389183
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3273 East Warm Springs Road
Las Vegas, Nevada	89120
(Address of principal executive offices)	(Zip Code)

888-304-1055

Issuer's telephone number

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01  OTHER EVENTS

The attached announcement was released to the news media on February 16, 2006, announcing that the Company has signed an engagement letter with Daniel Stewart & Company to assist with raising $25 million USD in debt and equity in connection with the Company’s proposed acquisition of the G-FED Games Group of Companies.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of business acquired:
Not applicable.
(b)	Pro Forma financial information:
Not applicable.
(c)	Exhibits:
99.1 Press Release dated February 16, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTUNA GAMING CORP.

Date: February 20, 2006	By:	/s/ Douglas Waugh
Douglas Waugh
Director

 Exhibit 99.1

February 16, 2006

Press Release

FORTUNA SIGNS ENGAGEMENT LETTER WITH DANIEL STEWART

& COMPANY TO ASSIST WITH RAISING $25 MILLION USD IN DEBT AND EQUITY

LONDON, February 16, 2006 /PRNewswire-First Call/-- Fortuna Gaming Corp., (FGAM-OTC Bulletin Board: FGAM.OB), ( the “Company”) is pleased to announce that it has engaged Daniel Stewart and Company plc (“Daniel Stewart”) to provide financial and advisory services in connection with the Company’s proposed acquisition of the G-FED Games Group of Companies (“G-FED”) as announced on December 6, 2005. G-FED,

(www.g-fedgames.com) is a developer and licensor of world class online gaming software and related services.

Under the terms of the purchase agreement, the Company will pay a total of $18 mil usd for a 100% interest in the G-FED Group of Companies, representing a 4 x multiple of the $4.5 mil net earnings of G-FED for the year ended September 30,  2005. The purchase price will be paid in three tranches. The first payment in the form of deposits totaling $1million was paid by the Company on February 7, 2006. The second payment of $3.5 mil is due on March 1, 2006 and the final payment of $13.5 mil is due on May 15, 2006.

In proceeding with the acquisition, the Company has formed a newly established wholly owned UK subsidiary (“Newco”).

Under the terms of its engagement agreement, Daniel Stewart & Co. will seek to raise funds of approximately $25 million usd to fund Newco’s acquisition of G-FED and for working capital to assist Newco with its marketing of various new games developed by G-FED to its affiliate and player base. The proposed offering will be of shares in Newco and not Fortuna. As such, the offering of shares in Newco will be dilutive to Fortuna’s interest (post financing) in Newco, which is expected to be not less that 51%.

The Newco offering is currently intended to take the form of a combination of equity, primarily from institutional investors in London, and debt from a major bank active in the sector. The funding is subject to satisfactory due diligence of G-FED which is currently being undertaken by BDO Dunwoody and Heenan Blaikie. The preliminary due diligence is expected to be concluded in part, in time to proceed with the second $3.5 million deposit required to be paid by the Company on March 1, 2006.

It is intended that the balance of the purchase funds will be advanced on or about May 15, 2006 in conjunction with a listing of Newco on the Alternative Market of the London Stock Exchange (“AIM”), with Daniel Stewart acting as the NOMAD advisor to list Newco in conjunction with the closing of the offering.

 “We are very pleased to be working with Daniel Stewart on this transaction and utilizing their expertise and knowledge of the online gaming industry, “says Doug Waugh, President of Fortuna Gaming Corp. “Our financing target for Newco is to raise sufficient capital to fund the G-FED acquisition and provide sufficient growth capital to implement our aggressive marketing strategies developed for G-FED through 2006,” says Waugh.

“The AIM Exchange has established itself as the world leading market for smaller, growing companies, including leading on line gaming companies from all over the world and it makes good business sense for the Company to pursue the growth of G-FED via Newco and to be listed on AIM,” says Ralph Proceviat, VP Finance Fortuna Gaming (UK) Limited.

About Fortuna Gaming Corp. Fortuna Gaming Corp. (the "Company"), through its  subsidiary Fortuna Gaming (UK) Limited, ("Fortuna") headquartered in London, England, is currently undergoing various initiatives relating to its mobile gaming platform, including “Texas Hold ‘em” play for free: in North America and is soon to launch its “pay for play” in Europe and Asia. The Company is also very excited by the additional cross marketing and revenue initiatives that will arise from the G-FED acquisition.

Fortuna’s strategy going forward is to acquire complementary medium sized internet gaming companies operating in legal jurisdictions which will provide a rich entertainment experience for customers while adding shareholder value.

About Daniel Stewart and Company

Daniel Stewart and Company is an integrated financial services company focusing on smaller quoted and unquoted companies.  The firm offers a full range of investment banking services including research, corporate finance and debt advisory services to smaller firms. Daniel Stewart and Company is a regulated broker and nominated advisor (NOMAD) on the Alternative Investment Market (AIM).  The firm is located in London, England.

For further information contact:

Fortuna Gaming Corp.

Contact: Investor Relations:

North America Toll Free	1-866-324-5788
investorrelations@fortunagamingcorp.com
www.fortunagamingcorp.com

Legal Notice Regarding Forward Looking Statements

The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from acquisitions or actions in development are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.